NEWS

Priority Healthcare Corporation
250 Technology Park
Lake Mary, FL 32746
(407) 804-6700 Fax (407) 804-5675

FOR IMMEDIATE RELEASE

Exhibit 99.1

PRIORITY HEALTHCARE CORPORATION
ISSUES 3rd QUARTER UPDATE

Lake Mary, FL, September 8, 2004 – Priority Healthcare Corporation (Nasdaq: PHCC) announced today that it is adjusting its sales guidance for the third quarter ending on October 2, 2004 due to the delays in shipment and the release of Fluvirin®, its primary flu vaccine product, and the negative impact due to Hurricanes Charley and Frances. Specific to the delays in vaccine shipments, Chiron Corporation announced on August 26, 2004 its delay in releasing any Fluvirin until early October, after additional quality checks could be conducted.

The Company is also adjusting earnings guidance down by $.01 to $.02 per share for the third quarter due to the lower sales guidance and start up costs related to its new agreement with Aetna.

Based on the above, third quarter sales guidance has been adjusted to $436 million to $446 million and earnings guidance has been adjusted to $.29 to $.30 per share.

Steve Cosler, Priority Healthcare President and CEO commented, “Although the change in our third quarter guidance is minimal, and essentially isolated to the third quarter, we believe it is appropriate to provide this update. The largest single component of the anticipated earnings shortfall, the delay in Fluvirin, should shift entirely to the fourth quarter, as this inventory is presold and awaiting clearance for shipment. Even with the adjusted sales outlook for the quarter, revenues should increase 20% to 23% over the third quarter of 2003, continuing our solid growth.”

Mr. Cosler concluded, “We are very pleased with the execution of our disaster contingency plans that were implemented in response to the hurricanes as we were able to meet the needs of our customers that required immediate access to our services. Nonetheless, quarter to date, we have lost the equivalent of approximately five workdays at our Florida locations, which impacts our sales volumes given the vast majority of our inside sales force is located in our Lake Mary facility.”

About Priority Healthcare Corporation

Priority Healthcare Corporation is a national specialty pharmacy and distributor that provides biopharmaceuticals, complex therapies, and related disease treatment services. Priority Healthcare provides comprehensive programs for patients, payors, physicians, and pharmaceutical manufacturers for a growing number of disease states including cancer, hepatitis C, respiratory and pulmonary conditions, infertility, rheumatoid arthritis, hemophilia, multiple sclerosis, Parkinson’s disease, and macular degeneration.

Certain statements included in this press release, which are not historical facts, are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent our expectations or beliefs and involve certain risks and uncertainties, including those described in our public filings with the United States Securities and Exchange Commission; also including, but not limited to, changes in interest rates, competitive pressures, changes in customer mix, changes in third party reimbursement rates, financial stability of major customers, changes in government regulations or the interpretation of these regulations, changes in supplier relationships, growth opportunities, cost savings, revenue enhancements, synergies and other benefits anticipated from acquisition transactions, difficulties relative to integrating acquired businesses, the accounting and tax treatment of acquisitions, and asserted and unasserted claims, which could cause actual results to differ from those in the forward-looking statements. The forward-looking statements by their nature involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors. You are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date herein.

For further information:

Stephen Saft, Chief Financial Officer
(407) 804-6700